SCHEDULE 14A

                             SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                      of the Securities Exchange Act of 1934

   Filed by the Registrant [X]
   Filed by a Party other than the Registrant [ ]
   Check the appropriate box:
   [ ]  Preliminary Proxy Statement
   [x]  Definitive Proxy Statement
   [ ]  Definitive Additional Materials
   [ ]  Soliciting Material Pursuant to  240.14a-11(c) or  240.14a-12
                             American Annuity Group, Inc.
                 (Name of Registrant as Specified In Its Charter)
                          American Annuity Group, Inc.



                    (Name of Person(s) Filing Proxy Statement)
   Payment of Filing Fee (Check the appropriate box):
   [X]  $125  per  Exchange  Act  Rules  0-11(c)(1)(ii), 14a-6(i)(1),  or  14a-
        6(j)(2).
   [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
   [ ]  Fee computed on  table below per Exchange Act  Rules 14a-6(i)(4) and 0-
        11.
        1)   Title of each class of securities to which transaction applies:

        2)   Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: ftnt. 1

        4)   Proposed maximum aggregate value of transaction:
   [FN]
   1. Set forth the amount on which the filing fee is calculated and state how it was determined.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)   Amount Previously Paid:

        2)   Form, Schedule or Registration Statement No.:

        3)   Filing Party:

        4)   Date Filed:

                           AMERICAN ANNUITY GROUP, INC.
                              250 East Fifth Street
                             Cincinnati, Ohio  45202



                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                            To Be Held on May 23, 1995



   To Our Stockholders:

        You are invited to attend the Annual Meeting of Stockholders of American Annuity Group, Inc. ("AAG" or the "Company"). The meeting will be held in the Filson Room of the Cincinnatian Hotel, Sixth and Vine Streets, Cincinnati, Ohio at 10:00 A.M. (Eastern Time) on Tuesday, May 23, 1995.

        The purposes of the meeting are:

        1.   To elect nine directors;

        2.   To approve the AAG Employee Stock Purchase Plan;

        3. To approve the amendment to the 1993 Stock Appreciation Rights Plan to increase the maximum number of SARs to be granted from 1,500,000 to 2,000,000;

        4. To transact such other business as may properly be brought before the meeting or any adjournment thereof.





                                           Carl H. Lindner
                                           Chairman of the Board

   Dated:  March 24, 1995

   PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY FORM IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU INTEND TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT A LATER DATE OR ATTEND THE MEETING AND VOTE IN PERSON.

                                 PROXY STATEMENT

                           AMERICAN ANNUITY GROUP, INC.

                          ANNUAL MEETING OF STOCKHOLDERS

                                   MAY 23, 1995



                                   INTRODUCTION

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of AAG for use at the Annual Meeting of Stockholders to be held at 10:00 A.M. (Eastern Time) on Tuesday, May 23, 1995, and any adjournment thereof. The Company will pay the cost of soliciting proxies.

        The approximate mailing date of these proxy materials is March 31, 1995.

   Outstanding Voting Securities of AAG

        Holders of record of AAG Common Stock at the close of business on March 24, 1995 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. At the Record Date, 39,141,080 shares of Common Stock were issued and outstanding.

        Holders of Common Stock are entitled to one vote per share on each matter to be voted on at the Annual Meeting.

   Principal Stockholders

        As of the Record Date, the only person known to the Company to own beneficially more than 5% of AAG's Common Stock was American Financial Corporation and its subsidiaries (collectively "AFC"), One East Fourth Street, Cincinnati, Ohio 45202, which beneficially owned 31,319,629 shares, which represented approximately 80% of the number of shares outstanding as of the Record Date.

        AFC and Carl H. Lindner, the beneficial owner of 40.8% of AFC's common stock and the Chairman of its Board of Directors and its Chief Executive Officer, share voting and investment power with respect to the shares of AAG Common Stock beneficially owned by AFC. AFC and Carl H. Lindner may be deemed to be controlling persons of AAG.

        In December 1994, AFC and American Premier Underwriters, Inc. ("APZ") entered into an agreement to become subsidiaries of a newly formed corporation, American Premier Underwriters Group, Inc. ("APZ Group"), which will own both AFC and APZ. AFC currently beneficially owns approximately 40% of APZ's outstanding common stock. This transaction is subject to a number of conditions customary for this type of transaction, including approval of APZ's shareholders. If the transaction is consummated, members of the Lindner family will own 50% or more of the outstanding stock of APZ Group and AFC, a wholly owned subsidiary of APZ Group, will continue to own 80% of AAG's Common Stock.

   Action to be Taken at the Meeting

        All  shares  represented  by  a properly  executed  proxy  will, unless previously revoked, be voted at the Annual Meeting or any adjournments thereof in accordance with the directions on the proxy. Unless a contrary direction is indicated, such shares will be voted for the nine nominees for director named herein and in favor of Proposals 2 and 3.

        Management knows of no other matter to be presented at the Annual Meeting upon which a vote may be taken, but it is intended that as to any such other matter the proxy holders will vote in accordance with their judgment as to the best interest of AAG. Should any of the nominees for election as a director become unable to stand for election, which is not anticipated, it is intended that the proxy holders will vote for the election of such other person as the Board of Directors may recommend.

                        PROPOSAL 1:  ELECTION OF DIRECTORS

   Nominees for Director

        Directors will be elected to hold office until the next annual meeting and until their successors are elected and qualified.

        The number of directors to be elected at the Annual Meeting is nine. The nine directors so elected will, upon such election, constitute the entire Board of Directors.

        In accordance with AAG's Certificate of Incorporation ("Certificate"), the only candidates eligible for election at the meeting of stockholders are candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a stockholder who has complied with the procedures set forth in the Certificate. The Certificate requires that a stockholder wishing to make a nomination must have first given the
   Secretary of AAG at least five and not more than thirty days' written notice setting forth or accompanied by (a) the name and residence of the stockholder and each nominee specified in the notice, (b) a representation that the stockholder was a holder of record of AAG Common Stock and intended to appear, in person or by proxy, at the meeting to nominate the persons specified in the notice and (c) the consent of each such nominee to serve as director if so elected.

        The persons nominated by the Board of Directors to serve as directors for the ensuing year are CARL H. LINDNER, S. CRAIG LINDNER, ROBERT A. ADAMS, A. LEON FERGENSON, RONALD G. JOSEPH, JOHN T. LAWRENCE III, WILLIAM R. MARTIN, ALFRED W. MARTINELLI and RONALD F. WALKER. See "MANAGEMENT" for a description of the background, securities holdings, remuneration and other information relating to the nominees. The nine nominees receiving the highest numbers of votes will be elected as directors.


        The  Board of  Directors  recommends  that stockholders  vote  FOR  the
   election of  the nine nominees as directors.   The Company has been informed
   that AFC intends to vote its shares FOR the above nominees.

            PROPOSAL 2:  APPROVAL OF THE AMERICAN ANNUITY GROUP, INC.
             EMPLOYEE STOCK PURCHASE PLAN

        On June 13, 1994, the Board of Directors adopted, subject to approval of AAG stockholders at this Meeting, the American Annuity Group, Inc., Employee Stock Purchase Plan (the "Stock Purchase Plan"). The Stock Purchase Plan provides eligible employees with an opportunity to purchase shares of AAG Common Stock at a discount to market prices through regular payroll deductions.

        The following description is qualified in its entirety by reference to the text of the Stock Purchase Plan which is set forth in Annex 1 to this Proxy Statement.

   Purpose of the Plan

        The purpose of the Stock Purchase Plan is to enable employees to acquire or increase ownership interests in AAG on a basis that will encourage them to perform at increasing levels of effectiveness and to use their best efforts to promote the growth and profitability of AAG.

   Plan Administration and Termination

        The Stock Purchase Plan is administered by the Organization and Policy Committee of the AAG Board of Directors (the "Committee"). No member of the Committee is eligible to purchase AAG Common Stock under the Stock Purchase Plan or to receive stock or an option to purchase stock under any other AAG plan under which such member has been eligible for selection on a discretionary basis. The Committee has full discretionary authority to interpret the Stock Purchase Plan, to issue rules for administering the Stock Purchase Plan, to change, alter, amend or rescind such rules, and to make all other determinations necessary or appropriate for the administration of the Stock Purchase Plan.

        The Committee has engaged Star Bank, National Association as agent (the "Agent") to perform certain custodial and record-keeping functions for the Stock Purchase Plan.

        Unless earlier terminated, the Stock Purchase Plan will continue in effect until the earlier of the purchase of the maximum number of shares available under the Stock Purchase Plan or ten years from the effective date of the Stock Purchase Plan.

   Eligible Participants

        Employees of AAG, and of subsidiaries designated by the Committee, will be eligible to participate in the Stock Purchase Plan provided that each such employee (i) has been employed by AAG or such a subsidiary for at least three months, (ii) is customarily employed by AAG or such a subsidiary for more than 20 hours per week and more than five months per calendar year, and
   (iii) does not beneficially own 5% or more of AAG Common Stock. Eligibility generally ceases upon termination of employment with AAG or a designated subsidiary. Approximately 400 employees were eligible to participate as of March 1, 1995.

   Securities to be Utilized

        The maximum number of shares of AAG Common Stock which may be purchased by eligible employees under the Stock Purchase Plan is 1,000,000 (subject to adjustment in certain events). Shares purchased by participating employees may be previously acquired treasury shares or authorized but unissued shares or, if and to the extent authorized by the Committee, shares purchased in market transactions by the Agent.

   Method and Price of Purchase

        Each eligible employee may elect to have a specified amount, not to be more than 25% of base salary or wages, deducted from each regular paycheck, but no eligible employee may purchase shares with an aggregate fair market value in excess of $25,000 in any calendar year. The amounts deducted during any "Deduction Period" (one, two or three calendar months, as determined by the Committee) will be used to purchase on the last business day of such Deduction Period or as soon thereafter as practicable (the "Purchase Date") the maximum number of whole and fractional shares of Common Stock which such amounts can purchase at the Purchase Price (as defined below). Dividends received on shares held in an employee's account will, unless otherwise directed by the participant, be used to purchase additional shares.

        The Purchase Price for each whole or fractional share purchased will be 85% of the fair market value on the Purchase Date, defined as the mean between the high and low sales prices of AAG Common Stock on the New York Stock Exchange Composite Tape on the Purchase Date. If AAG Common Stock is purchased on the open market by the Agent, the other 15% of the cost of acquiring such shares will be paid by the employing corporation. No participating employee may sell shares purchased under the Stock Purchase Plan for one year following the date of purchase of the shares.

   Amendment of the Stock Purchase Plan

        The AAG Board of Directors may amend the Stock Purchase Plan in any respect except that, without the approval of AAG's stockholders, no amendment may (i) cause the Stock Purchase Plan to cease to satisfy any applicable conditions of Rule 16b-3 of the Securities Exchange Act of 1934, or (ii) increase the maximum number of shares which may be purchased under the Stock Purchase Plan (other than in connection with the Stock Purchase Plan's antidilution provisions).

   Federal Income Tax Consequences

        The following is a summary of the principal Federal income tax consequences of transactions under the Stock Purchase Plan based on current Federal income tax laws. This summary does not describe state or local tax consequences.

        The Stock Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986. Accordingly, income will not result to an employee who elects to participate when the shares purchased are transferred to him. If an employee disposes of such shares more than two years from the date on which he is granted the right to purchase shares under the Stock Purchase Plan and more than one year after the transfer of the shares to him, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the lesser of (i) the excess of the fair market value of such shares at the time of disposition over the Purchase Price or (ii) 15% of the fair market value of such shares at the time of the purchase. The employee's basis in those shares in his hands at the time of such a disposition will be increased by an amount equal to the amount so includable in his income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of the disposition will be short or long-term capital gain or loss depending upon the holding period for such shares. In such event, AAG will not be entitled to any deduction from income.

        If an employee disposes of the shares purchased under the Stock Purchase Plan within two years of the date of grant or one year from the date of transfer, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the 15% discount on the date of purchase. The employee's basis in such shares at the time of disposition will be increased by an amount equal to the amount includable in his income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition will be capital gain or loss, either short-term or long-term, depending on the capital gain holding period for such shares. In the event of a disposition prior to the expiration of the holding period, AAG will be entitled to a deduction from income equal to the amount the employee is required to include in income as compensation as a result of such disposition. To the extent this compensation is subject to income tax withholding, Social Security taxes and other employment taxes, AAG will make such provision as it deems appropriate for the withholding or other payment of such taxes.

        Employees will not be entitled to any deduction from income for payroll deductions under the Stock Purchase Plan. Dividends paid on shares held under the Plan will be taxable for income tax purposes, whether paid in cash or automatically reinvested in additional shares of Common Stock.

        The Board of Directors recommends that stockholders vote FOR the proposal to approve the AAG Employee Stock Purchase Plan. AAG has been informed that AFC intends to vote its shares FOR approval of the AAG Employee Stock Purchase Plan.



                    PROPOSAL 3:  APPROVAL OF AMENDMENT TO THE
                     AAG 1993 STOCK APPRECIATION RIGHTS PLAN

        On March 26, 1993, the Board of Directors adopted the 1993 Stock Appreciation Rights Plan (the "SAR Plan") which stockholders approved at the 1993 Annual Meeting. The SAR Plan currently provides for the grant of 1,500,000 SARs of which approximately 10,000 SARs remain available for grant. The Board of Directors believes that additional SARs should be made available for grant under the SAR Plan and desires to increase the number of available SARs from 1,500,000 to 2,000,000. The following is a brief description of the material provisions of the SAR Plan.

        The purpose of the SAR Plan is to aid AAG and its subsidiaries in attracting and retaining employees of outstanding competence, dedication and loyalty.

        The SAR Plan provides that SARs may be granted to selected officers and
   other key  employees of  AAG and  its subsidiaries.   As  of March 1,  1995,
   approximately 50 persons were eligible to be considered for grants of SARs.

        The SAR Plan is administered by a committee (the "SAR Committee") of the AAG Board of Directors which must be comprised of not less than three members of the Board of Directors. The Organization and Policy Committee currently serves as the SAR Committee. The SAR Committee is responsible for the selection of the eligible persons who receive SARs and the specific number of SARs granted.

        In general, the SARs are designed to compensate recipients based on the increase in market value of AAG Common Stock over the term of a SAR. SARs are granted with a specific grant price (the "SAR Grant Price") which is equal to the average of the means between the high and low sales prices for shares of AAG Common Stock for the ten consecutive trading days immediately preceding the date of grant. On March 14, 1995, the closing price of AAG Common Stock was $9.88 per share.

        SARs expire ten years after the date of grant and vest 20% on each anniversary of the date of grant beginning with the first anniversary. As a result, SARs become fully vested on the fifth anniversary of grant. The SAR Plan provides for acceleration of the vesting schedule in the case of (i) the termination of employment of a holder of an SAR for any reason other than cause within one year following certain merger or acquisition transac-tions involving AAG or a change of control of AAG, (ii) upon termination of the employment of a holder of an SAR because of retirement, death or disability, (iii) certain merger or acquisition transactions involving AAG if provision is not made for the assumption of the SARs by the acquiring corporation and (iv) at the discretion of the committee administering the SAR Plan.

        SARs may be exercised, to the extent vested, during certain window periods immediately following the release by AAG of quarterly results of operations, so long as the recipient of the SAR remains an employee of AAG or one of its subsidiaries. The SAR Plan contains exceptions to the general rule that SARs may be exercised only while the recipient remains an employee, including exceptions for termination of employment resulting from retirement, death or disability. In the case of these exceptions, SARs held by the former employee will remain exercisable for specified periods of time following termination of employment.

        Upon exercise, the holder of an SAR is entitled to be paid an amount (the "Spread") equal to (x) the number of SARs being exercised, times (y) the SAR Exercise Price less the SAR Grant Price. For purposes of calculating the Spread, the SAR Exercise Price is equal to the average of the high and low sales prices of AAG Common Stock on the date of exercise. The SAR Plan provides that 50% of the Spread will be paid in cash to the holder. The other half of the Spread will be paid to the holder in any combination of the following, as determined by the committee administering the SAR Plan: (i) AAG Common Stock (with AAG Common Stock valued at the SAR Exercise Price) or (ii) cash deferred over 10 years with equal annual payments of principal plus interest at 10% per annum.

        The SAR Plan provides that it may be amended from time to time by the Board of Directors without the approval of stockholders, except in certain cases. Stockholder approval is required to (i) increase the number of SARs which may be granted under the SAR Plan, (ii) change the manner in which the SAR Grant Price is calculated, (iii) change the class of persons eligible to be granted SARs or (iv) make any other amendment which would require stockholder approval in order for the SAR Plan to remain an exempted plan under Rule 16b-3 under the Securities Exchange Act of 1934.

        Persons who receive SARs incur no federal income tax liability at the time of grant. Persons exercising SARs recognize taxable income, and AAG receives a tax deduction, equal to the amount of cash received by such person plus the value of AAG Common Stock received. Such person's basis in the AAG Common Stock received is equal to the fair market value of the stock on the date of receipt.

        As of March 1, 1995, the Organization and Policy Committee had granted SARs to approximately 25 persons.

        The Board of Directors recommends that stockholders vote FOR the proposal to amend the AAG 1993 Stock Appreciation Rights Plan. AAG has been informed that AFC intends to vote its shares FOR approval of the amendment of the AAG 1993 Stock Appreciation Rights Plan.

                                    MANAGEMENT

        The directors and executive officers of AAG are:


                                                                   Director or
   Name                   Age*                   Position         Officer Since

   Carl H. Lindner         75         Chairman of the Board and       1987
                                        Chief Executive Officer

   S. Craig Lindner        39         Director and President          1993

   Robert A. Adams         49         Director, Executive Vice        1992
                                        President and Chief Operating
                                        Officer

   A. Leon Fergenson       82         Director                        1987

   Ronald G. Joseph        58         Director                        1994

   John T. Lawrence III    43         Director                        1994

   William R. Martin       65         Director                        1994

   Alfred W. Martinelli    67         Director                        1987

   Ronald F. Walker        56         Director                        1987

   John B. Berding         32         Senior Vice President -         1993
                                        Investments

   William J. Maney        45         Senior Vice President -         1993
                                        Treasurer and Chief
                                        Financial Officer

   Mark F. Muething        35         Senior Vice President,          1993
                                        General Counsel and
                                        Secretary

   Jeffrey S. Tate         38         Senior Vice President           1993

   Christopher P. Miliano  36         Vice President and Controller   1993

   [FN]
   * As of March 1, 1995


        Carl H. Lindner has been Chairman of the Board since 1987. Mr. Lindner also serves as Chairman of the Board and Chief Executive Officer of AFC, a diversified financial services company, and Chairman of the Board of the following public companies: American Premier Underwriters, Inc. ("APZ") (formerly The Penn Central Corporation); American Financial Enterprises, Inc. ("AFEI"); Chiquita Brands International, Inc. ("Chiquita"); and Citicasters, Inc. ("Citicasters"). He also serves as Chief Executive Officer or in a similar capacity with the following companies: APZ, a company engaged primarily in specialty, property and casualty insurance businesses; AFEI, a company whose assets consist primarily of investments in AAG, APZ and Citicasters; and Chiquita, a leading international marketer, processor and producer of quality fresh and processed food products. AFC owns a substantial beneficial interest (over 20%) in all of these companies. Mr. Lindner is the father of S. Craig Lindner.

        S. Craig Lindner was elected President and a director of AAG on March 26, 1993. During the past five years, Mr. Lindner has been Senior Executive Vice President of American Money Management Corporation ("AMM"), a subsidiary of AFC which provides investment services for AFC and its affiliated companies, including AAG, and he continues to serve in that posi-tion. He is also a director of APZ, Chiquita, and Citicasters, a company engaged in the ownership and operation of television and radio stations.

        Robert A. Adams was elected a director of AAG on October 28, 1993. Mr. Adams was elected Executive Vice President and Chief Operating Officer of the Company on December 31, 1992. For more than five years prior to elec-tion as an officer of the Company, he was Senior Vice President and a director of Great American Insurance Company ("GAI"), a wholly-owned subsid-iary of AFC engaged in the property and casualty insurance business. He also served as Treasurer of GAI until October 1991.

        A. Leon Fergenson has been a director of AAG since 1987. During the past five years, Mr. Fergenson has been a private investor and a director of various corporations. He is also a director of Buckeye Management Company, an APZ subsidiary which is the sole general partner of Buckeye Partners, L.P., a limited partnership engaged principally in pipeline transportation of petroleum products, Sequa Corporation and several mutual funds managed by Neuberger & Berman, Inc.

        Ronald G. Joseph was elected a director of AAG on March 2, 1994. During the past five years, Mr. Joseph has been Chief Executive Officer and attorney of various Cincinnati-based automobile dealerships and real estate holdings.

        John T. Lawrence III was elected a director of AAG on March 2, 1994. Mr. Lawrence has been a Senior Vice President with Paine Webber Incorporated (formerly Kidder Peabody & Co.), a national investment banking firm, since January 1993. Prior thereto for more than five years he was a Senior Vice President with Prudential Securities Inc. He is also a director of Spelling Entertainment Group, Inc. ("Spelling").

        William R. Martin was elected a director of AAG on March 2, 1994. Although currently retired, during the past five years Mr. Martin was President of both Tominy, Inc. and M.B. Computing, Inc., which are each privately held software development companies. Mr. Martin is also a director of APZ.

        Alfred W. Martinelli has been a director of AAG since 1987. During the past five years, Mr. Martinelli has been Vice Chairman of the Board of Directors of APZ and Chairman of the Board and Chief Executive Officer of Buckeye Management Company.

        Ronald F. Walker has been a director of AAG since 1987. During the past five years, Mr. Walker has been President and Chief Operating Officer and a director of AFC. He was President and Chief Operating Officer of APZ from March 1987 to February 1992, and a director of APZ from May 1982 to February 1992. In addition, he served as President and Chief Executive Officer and a director of General Cable from July 1, 1992 to June 1994. Mr. Walker is also a director of AFEI, Chiquita and Tejas Gas Corporation.

        John B. Berding was elected an officer of AAG on March 26, 1993. During the past five years, he has been an investment analyst and, since February 1992, a Vice President of AMM, and he continues to serve in that position.

        William J. Maney was elected an officer of AAG effective on February 15, 1993. Prior thereto for more than five years he was Vice President - Accounting of GAI.

        Mark F. Muething was elected an officer of AAG on October 28, 1993. Prior thereto, he was a partner (from October 1991 to October 1993) and an associate (from August 1984 to October 1991) with Keating, Muething & Klekamp, a Cincinnati law firm.

        Jeffrey S. Tate was elected an officer of AAG effective on February 15, 1993. Prior thereto, he served as Vice President (from May 1990 to December
   1992) and Assistant Vice President (from February 1988 to May 1990) of GAI.

        Christopher P. Miliano was elected Vice President and Controller of AAG on February 14, 1995. Prior thereto, he served as an Assistant Vice
   President of AAG (since June 1993) and as a Director of Accounting and Corporate Reporting of AFC (from October 1989 to June 1993).

        In December 1993, Citicasters completed a comprehensive financial restructuring that included a prepackaged plan of reorganization filed in November of that year under Chapter 11 of the Bankruptcy Code. Although not a director or officer of Citicasters during 1993, Carl H. Lindner had been Chairman of the Board and Chief Executive Officer of Citicasters prior to 1993 and was again elected Chairman of the Board of Citicasters in January 1994.

   Holdings of Management

        Information concerning AAG's Common Stock beneficially owned by each director and executive officer and all directors and executive officers as a group as of March 1, 1995, is shown in the following table:

                                   Amount and Nature of
                                        Beneficial        Percent
     Name                              Ownership(a)       of Class

   Robert A. Adams                       12,297                *
   A. Leon Fergenson                      3,111                *
   Ronald G. Joseph                       3,000                *
   John T. Lawrence III                   2,000                *
   Carl H. Lindner                   31,319,629 (b)            80%
   S. Craig Lindner                        --                  --
   William R. Martin                       --                  --
   Alfred W. Martinelli                       4                *
   Ronald F. Walker                      15,000                *
   John B. Berding                        4,700                *
   William J. Maney                       1,200                *
   Mark F. Muething                       3,279                *
   Jeffrey S. Tate                        1,093                *
   Christopher P. Miliano                 1,033                *
   All Directors and
   Executive Officers as
   a Group (14 persons)              31,366,346              80.1%
   [FN]
   * Less than 1%

   (a) Unless otherwise indicated, the persons named have sole voting and investment power over the shares listed opposite their names.

   (b) Mr. Lindner may be deemed to own beneficially the shares set forth under "Principal Stockholders" for AFC, of which Mr. Lindner is Chairman of the Board and Chief Executive Officer and a principal shareholder.

   Committees and Meetings of the Board of Directors

     AAG's Board of Directors held four meetings in 1994 and took action in writing on one occasion.

     Audit Committee.  The Audit Committee  consists of three members:  William
   R. Martin (Chairman), A. Leon Fergenson and John T. Lawrence III, none of whom is an officer or employee of AAG or any of its subsidiaries. The Committee's functions include: recommending to the Board of Directors the firm to be appointed as independent accountants to audit the financial statements of AAG and its subsidiaries and to provide other audit-related services and recommending the terms of such firm's engagement; reviewing the scope and results of the audit with the independent accountants; reviewing with management and the independent accountants AAG's interim and year-end operating results; reviewing the adequacy and implementation of the internal accounting and auditing procedures of AAG; and reviewing the non-audit services to be performed by the independent accountants and considering the effect of such performance on the accountants' independence. The Audit Committee held two meetings in 1994.

     Executive Committee.   The Executive Committee consists  of three members:
   S. Craig Lindner (Chairman), Carl H. Lindner and Robert A. Adams. The Committee is generally authorized to exercise the powers of the Board of Directors between meetings of the Board of Directors, except that the Committee's authority does not extend to certain fundamental matters, such as amending the By-laws of AAG, filling vacancies in the Board of Directors, declaring a dividend, electing or removing the Company's principal officers, adopting or approving a plan of merger, consolidation or sale of a substantial portion of the Company's assets, dissolution or reorganization of AAG or establishing or designating any class or series of AAG stock (or fixing or determining the relative rights and preferences thereof). The Executive Committee did not meet in 1994 but did take action in writing on two occasions.

     Organization and Policy Committee. The Organization and Policy Committee consists of three members: Ronald F. Walker (Chairman), Ronald G. Joseph and Alfred W. Martinelli, none of whom is an officer or employee of AAG or any of its subsidiaries. The Committee's functions include: reviewing the duties and responsibilities of the Company's principal officers; reviewing and making recommendations to the Board of Directors with respect to the compensation of the Company's principal officers; reviewing the Company's compensation and personnel policies; administering bonus and stock option plans; reviewing and making recommendations to the Board of Directors with respect to employee retirement policies; and supervising, reviewing and reporting to the Board of Directors on the performance of the management committee responsible for the administration and investment management of the Company's pension and savings plans. The Committee also reviews and advises the Board of Directors with respect to the nomination of candidates for election to the Board of Directors. The Committee will consider stockholder suggestions for nominees for director. Suggestions for director consideration may be submitted to the Secretary of AAG at its principal executive offices. Suggestions received by the Secretary's office by December 31 will be considered by the Committee. Stockholders may also make nominations for director by complying with the procedures described above under the caption "Nominees for Director". The Organization and Policy Committee held two meetings in 1994.

   Compensation of Directors

     Officers of AAG do not receive any additional compensation for serving as members of the Board of Directors or any of its committees. Directors who are not employees of AAG receive an annual fee of $20,000 for Board membership and an annual fee of $5,000 for serving as Chairman of a Board Committee. In addition, directors who are not employees of AAG are paid a fee of $1,500 for attendance at each Board meeting, and $750 for attendance at each committee meeting. All directors are reimbursed for expenses incurred in attending board and committee meetings.

     Pursuant to the 1994 Directors Stock Appreciation Rights Plan, each non-employee director was granted 10,000 stock appreciation rights on March 2, 1994 at an exercise price of $9.62. On each March 1 thereafter, each non-employee director will receive an additional 1,000 stock appreciation rights. The exercise price of the Stock appreciation rights is equal to the average market price of AAG Common Stock for the ten trading days preceding the grant date.

   Compensation of Executive Officers

     The following table sets forth information concerning the annual and long-term compensation for services in all capacities to AAG and its subsidiaries for the three years ended December 31, 1994 paid to those persons who were, at December 31, 1994, (i) the chief executive officer, and (ii) the other four most highly compensated executive officers of AAG.

                            SUMMARY COMPENSATION TABLE

                                                         Long-Term
                             Annual Compensation        Compensation
                                              Other
   Name and                                   Annual     Securities    All Other
   Principal                                  Compen-    Underlying    Compen-
   Position         Year    Salary     Bonus  sation(f)  Options/SARs  sation(g)

   Carl H. Lindner  1994  $101,923       --       --         --          --
    Chairman of     1993  $100,000       --       --         --          --
    the Board and   1992   $70,556       --       --         --          --
    Chief Executive
    Officer (a)

   S. Craig Lindner 1994  $296,157  $422,400      --      175,000        --
    President (b)   1993  $193,282  $304,808       $53    125,000        --
                    1992       --        --       --         --          --

   Robert A. Adams  1994  $454,808  $450,000   $30,394    175,000       $30,000
    Executive Vice  1993  $425,000  $428,123    $4,160    125,000       $30,000
    President and   1992       --        --       --         --           --
    Chief Operating
    Officer (c)

   William J. Maney 1994  $166,252  $120,000    $1,602     20,000       $17,175
    Senior Vice     1993  $125,202  $122,981    $4,464     35,000       $14,150
    President,      1992       --        --       --         --           --
    Treasurer and
    Chief Financial
    Officer (d)

   Jeffrey S. Tate  1994  $159,233  $108,000    $3,154     20,000       $16,034
    Senior Vice     1993  $113,085   $98,693    $1,937     35,000       $13,030
    President (e)   1992       --        --       --         --           --

   (a) Carl H. Lindner was elected Chief Executive Officer of AAG on April 19, 1992, and in such capacity he is paid a base annual salary of $100,000. Mr. Lindner did not participate in any other compensation plans of AAG.

   (b)    S. Craig Lindner was elected President of AAG on March 26, 1993.

   (c) Mr. Adams was elected Executive Vice President and Chief Operating Officer of AAG effective on December 31, 1992 in connection with the acquisition of Great American Life Insurance Company from GAI.

   (d) Mr. Maney was elected Senior Vice President, Treasurer and Chief Financial Officer of AAG effective on February 15, 1993.

   (e) Mr. Tate was elected Senior Vice President of AAG effective on February 15, 1993.

   (f) The amounts listed under "Other Annual Compensation" for 1994 include the value of automobile and homeowners insurance coverage provided pursuant to the Executive Insurance Program and the premiums paid for group life coverage in excess of $50,000 per individual, respective-ly, for each person as follows: Mr. Adams - $9,355 and $1,249, Mr. Maney - $392 and $961, and Mr. Tate -$1,239 and $346. The amount for 1994 for Mr. Adams also includes an auto allowance of $14,400. The amount for Mr. Lindner reflects premiums paid for group life coverage in excess of $50,000.

   (g) Amounts listed under "All Other Compensation" for each of the named persons for 1994 reflect amounts contributed to the AAG ESORP. For prior years, the amounts reflect contributions by AAG to the AFC ESORP.

     SAR grants for the year ended December 31, 1994 for the Executive Officers named in the Summary Compensation Table are as follows:

                                SAR GRANTS IN 1994

                                                Potential Realizable Value at
                                          Assumed Annual Rates of Stock Price
                      Individual Grants           Appreciation for SAR Term(a)

                      % of Total
                         SARs
                      Granted to
                      Employees  Exercise
               SARs   in Fiscal  or Base  Expiration
   Name      Granted    Year     Price(b)    Date(c)  0%    5%        10%

   Carl H.
   Lindner      --       --          --         --    --      --          --

   S. Craig
   Lindner   175,000    31.0%      $9.62   3/2/2004   0   $987,472  $2,569,585

   Robert A.
   Adams     175,000    31.0%      $9.62   3/2/2004   0   $987,472  $2,569,585

   William
   J. Maney   20,000     3.5%      $9.62   3/2/2004   0   $112,854    $293,667

   Jeffrey
   S. Tate    20,000     3.5%      $9.62   3/2/2004   0   $112,854    $293,667

   (a) The Potential Realizable Value is calculated based on a market price for the AAG Common Stock on March 2, 1994, the date of grant of the SARs, of $9.37 per share.

   (b) The closing price for AAG Common Stock on March 2, 1994, the date of grant of the SARs, was $9.37 per share.

   (c) For each of the named individuals, 20% of the SARs became exercisable on March 2, 1995 and 20% become exercisable on each anniversary of the date of grant thereafter.

   SARs exercised during the year ended December 31, 1994 from the Executive Officers named in the Summary Compensation Table are as follows:


                         AGGREGATED SAR EXERCISES IN 1994
                       AND SAR VALUES AT DECEMBER 31, 1994

                                    Number of Securities    Value of Unexercised
                                   Underlying Unexercised   In-the-Money SARs at
                                  SARs at Fiscal Year End   Fiscal Year End (a)

                      SARs       Value       Exercisable/       Exercisable/
     Name           Exercised   Realized     Unexercisable     Unexercisable

   Carl H. Lindner     --           --             --                    --

   S. Craig Lindner     0            0       25,000/275,000    $15,500/$62,000

   Robert A. Adams      0            0       25,000/275,000    $15,500/$62,000

   William J. Maney     0            0        7,000/48,000      $4,340/$17,360

   Jeffrey S. Tate      0            0        7,000/48,000      $4,340/$17,360

   (a) The Value of Unexercised In-the-Money SARs at Fiscal Year End is calculated based on a market price for AAG Common Stock on December 31, 1994 of $9.62 per share.

   Organization and Policy Committee Report

     The Organization and Policy Committee of AAG's Board of Directors consists of three directors, none of whom is an employee of AAG or any of its subsidiaries. The Committee's functions include reviewing and making recommendations to the Board of Directors with respect to the compensation of each officer of the Company whose annual base salary exceeds $200,000. Until March 1994, the Committee's authority extended to the compensation of AAG's principal officers and every other officer whose annual base salary exceeded $125,000. AAG's cash compensation for executive officers in 1994 was comprised principally of annual base salaries and payments pursuant to the 1994 Corporate Bonus Plan. The grant of stock appreciation rights to executive officers provided long-term incentive based compensation. In determining compensation for executive officers, the Committee does not make comparisons with other companies.

     Annual Base Salaries. The Committee approves annual base salaries and salary increases for executive officers that are appropriate for their positions and levels of responsibilities. The Committee takes into consideration the Company's long-term performance in establishing annual base salaries for executive officers.

     1994 Corporate Bonus Plan. Each of the named executive officers, other than Carl H. Lindner, was eligible to participate in the 1994 Corporate Bonus Plan (the "Bonus Plan"). The Bonus Plan compensates participants based on the financial and operational performance of the Company. Under the Bonus Plan, the Organization and Policy Committee established a target bonus for each participant based on such person's duties and responsibilities with the Company and expected contributions during the year. The Committee also established financial and operational goals for the Company, with the financial goals accounting for 75% of the bonus potential and the operational goals accounting for the other 25%. Based on the attainment of these goals, participants in the Bonus Plan could earn up to 125% of the target bonus amounts. The bonuses reported in the Summary Compensation Table for 1994 are amounts awarded to participating executive officers in December 1994. Bonuses were paid at the rate of 120% of the target bonus amounts and were based on assessments of the achievement of the financial and operational goals established by the Committee. The principal factor in evaluating the Company's operational goals was significant progress in the areas of service and market expansion.

     Compensation of the Chief Executive Officer. In April 1992, the Organization and Policy Committee approved an annual base salary of $100,000 for Carl H. Lindner, Chief Executive Officer of the Company. In establishing this salary, the Committee considered the fact Mr. Lindner would not be working full-time on AAG related matters as a result of his numerous management responsibilities with AFC and its affiliates. In establishing Mr. Lindner's salary, the Committee gave consideration to the Company's long-term performance. During 1994, Mr. Lindner did not participate in any other compensation plans or arrangements of AAG.

     Stock Appreciation Rights. SARs represent a performance-based portion of the Company's compensation system. The Committee believes that the Company's stockholders' interests are well served by aligning the interests of the Company's executive officers with those of stockholders by the grant of SARs. SARs are granted at exercise prices equal to the average of the market price for AAG Common Stock for the ten trading days preceding the date of grant and become exercisable at the rate of 20% per year. The Committee believes that these features provide executive officers with substantial incentives to maximize AAG's long-term success.

     Internal Revenue Code Section 162. Newly enacted provisions of the Internal Revenue Code provide that compensation in excess of $1 million per year paid to the Chief Executive Officer as well as other executive officers listed in the compensation table will not be deductible unless the compensation is "performance based" and the related compensation is approved by stockholders. It was not considered by the Committee in determining 1994 compensation.

                Members of the Organization and Policy Committee:

                           Ronald F. Walker (Chairman)
                                 Ronald G. Joseph
                               Alfred W. Martinelli

     Performance Graphs. The following graph compares the cumulative total stockholder return on AAG Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500") and the Standard & Poor's Life Insurance Industry Index ("S&P Life") from the end of 1989 to the end of 1994. The graph assumes $100 invested on December 31, 1989 in AAG Common Stock, the S&P 500 and the S&P Life, including reinvestment of dividends.

   (The table below contains the data points used in the Performance Graph which appears in the printed Proxy Statement.)

                             PERFORMANCE GRAPH INDEX
                                   DECEMBER 31

                                            1989 1990  1991 1992  1993 1994
   American Annuity Group, Inc.              100   56    97   88   141  137
   S&P LIFE                                  100   82   118  158   160  133
   S&P 500                                   100   97   126  136   150  152

        The following graph compares the cumulative total stockholder return on AAG Common Stock with the cumulative total return of the S&P 500 and the S&P Life from December 31, 1992, the date American Annuity Group acquired GALIC, to the end of 1994. The graph assumes $100 invested on December 31, 1992 in AAG Common Stock, the S&P 500 and the S&P Life, including reinvestment of dividends.

   (The table below contains the data points used in the Performance Graph which appears in the printed Proxy Statement.)

                             PERFORMANCE GRAPH INDEX
                                   DECEMBER 31

                                            1992 1993  1994
   American Annuity Group, Inc.              100  160   156
   S&P LIFE                                  100  101    84
   S&P 500                                   100  110   112


     Organization  and Policy  Committee Interlocks and  Insider Participation.

   The members of the Organization and Policy Committee are Ronald F. Walker (Chairman), Ronald G. Joseph and Alfred W. Martinelli, none of whom was during 1994 or prior years an officer or employee of AAG or any of its subsidiaries. Mr. Walker is President and Chief Operating Officer of AFC which owned all of the outstanding capital stock of GALIC prior to the acquisition of GALIC by AAG on December 31, 1992. As a result of transactions relating to AAG's acquisition of GALIC, AFC beneficially owns 80.02% of the outstanding shares of AAG Common Stock. See "Certain Transac-tions" for additional information concerning relationships between AAG and AFC and their respective subsidiaries.

     In addition, Carl H. Lindner, Chairman of the Board and Chief Executive Officer of AAG, is Chairman of the Board and Chief Executive Officer of AFC. AFC's Board of Directors sets the compensation which Mr. Walker receives from AFC.

   Certain Transactions

     GALIC, a wholly-owned subsidiary of the Company, and AMM, a wholly-owned subsidiary of AFC, are parties to an Investment Services Agreement pursuant to which AMM provides investment and custodial services to GALIC with respect to GALIC's investments in accordance with guidelines approved by AAG's directors who are not affiliated with AFC. GALIC pays AMM an annual fee of .10% of total invested assets, provided that such fee shall not exceed the actual cost to AMM of providing such services, and GALIC reimburses AMM for certain expenses. Payments made by GALIC to AMM for 1994 totalled $4.4 million.

     AAG and GALIC are members of AFC's consolidated tax group. AAG and GALIC have separate tax allocation agreements with AFC which designate how tax payments are shared by members of the tax group. In general, both companies compute taxes on a separate return basis. GALIC is obligated to make payments to (or receive benefits from) AFC based on taxable income without regard to temporary differences. In accordance with terms of AAG's inden-tures, AAG receives GALIC's tax allocation payments for the benefit of AAG's deductions arising from current operations. If GALIC's taxable income (computed on a statutory accounting basis) exceeds a current period net operating loss of AAG, the taxes payable by GALIC associated with the excess are payable to AFC. If the AFC tax group utilizes any of AAG's net operating losses or deductions that originated prior to 1993, AFC will pay to AAG an amount equal to the benefit received.

     During 1994, AAG incurred consolidated income tax expense of $19.8 million, which amount is recorded as a liability to AFC on AAG's year end balance sheet. Pursuant to the tax allocation agreement, GALIC paid AAG $26.6 million in tax allocation payments in 1994 (including $300,000 for 1993).

     GAI leases office space in a building owned by GALIC in Cincinnati, Ohio under a lease which expires in March 2009. GAI paid rent of $1.0 million to GALIC in 1994. In 1994, AAG made rental payments of $700,000 and $900,000 to GAI and Chiquita, respectively, for the sublease of certain office space in Cincinnati, Ohio.

     In 1993, GALIC entered into a coinsurance agreement with Carillon Life Insurance Company, a subsidiary of GAI, whereby GALIC ceded $2.6 million in annuity reserves and transferred an equal amount of cash to Carillon. On November 29, 1994, AAG purchased all of the outstanding stock of Carillon from GAI for $9 million.

     It was determined in 1992 that the agreements governing the Company's 1987 spin-off from APZ obligate the Company to reimburse APZ for workers' compensation claim payments which continue to be required with respect to the Company's operations from 1978 to 1987. The largest such amount outstanding at any one time since January 1, 1994 was $1.6 million. The Company paid $2.2 million to APZ with respect to this liability during 1994.

     In connection with the GALIC purchase, GALIC's costs for state guarantee funds are set at $1 million per year for a five-year period with respect to insurance companies in receivership, rehabilitation, liquidation or similar situation at December 31, 1992. For any year from 1993 through 1997 in which GALIC pays more than $1 million to the various states, GAI will reimburse GALIC for the excess assessments. For any year in which GALIC pays less than $1 million, AAG will pay GAI the difference between $1 million and the assessed amounts. GALIC paid $2.0 million in assessments in 1994 and, accordingly, has recorded a receivable from GAI at December 31, 1994 of $1.0 million.

     On March 31, 1994, AAG issued approximately 3.2 million shares of its Common Stock to GAI in exchange for all 450,000 shares of AAG's Series A Preferred Stock. The Preferred Stock redeemed by AAG had a liquidation value of $45 million and the Common Stock issued in exchange had a fair market value on March 31, 1994 of approximately $29 million. AAG stockholders ratified this transaction at the 1994 Annual Meeting of Stockholders.

   Proxies

     Solicitation. Solicitation of proxies is being made by management at the direction of AAG's Board of Directors, without additional compensation, through the mail, in person and otherwise. The cost will be borne by AAG. In addition, AAG will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and AAG will reimburse them for their expenses in so doing.

     Revocation. The execution of a proxy does not affect the right to vote in person at the meeting, and a proxy may be revoked by the person giving it prior to the exercise of the powers conferred by it. A stockholder may revoke a proxy by communicating in writing to the Secretary of AAG at the address indicated above or by duly executing and delivering a proxy bearing a later date. In addition, persons attending the meeting in person may withdraw their proxies. Unless a proxy is revoked or withdrawn, the shares represented thereby will be voted or the votes withheld at the Annual Meeting or any adjournments thereof in the manner described in this Proxy Statement.

   Quorum and Vote Required for Approval

     The presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority of the shares of AAG Common Stock outstanding at the Record Date shall constitute a quorum to consider Proposals 1, 2 and 3. In the event a quorum does not attend the Annual Meeting, those stockholders who attend in person or by proxy may adjourn the meeting to such time and place as they may determine.

     The nine nominees receiving the highest number of votes will be elected as directors.

     The affirmative vote of the holders of at least a majority of the total number of shares of AAG Common Stock represented at the Annual Meeting will be required to adopt Proposal 2 (relating to the AAG Employee Stock Purchase
   Plan) and Proposal 3 (relating to the amendment to the 1993 Stock Appreciation Rights Plan).

     With the exception of the election of directors, abstentions and broker non-votes will have the same effect as a vote against any of the foregoing proposals.

   Independent Auditors

     The accounting firm of Ernst & Young served as the Company's independent auditors for the fiscal year ended December 31, 1994. Ernst & Young also serves as independent auditors for AFC and many of its subsidiaries. Representatives of that firm will attend the annual meeting and will be given the opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by stockholders. No auditor has yet been selected for the current year since it is generally the practice of AFC and its subsidiaries not to select independent auditors prior to the annual stockholders meeting.

     On February 11, 1993, pursuant to a recommendation by management and approval by the Audit Committee of the Board of Directors, the Company engaged Ernst & Young as its new auditors, replacing Deloitte & Touche. Ernst & Young has served as the auditors of GALIC and AFC for more than 10 years, and this change gives continuity to the audit of AAG's only significant subsidiary and enables AAG to better coordinate financial reporting matters with AFC.

     Neither Deloitte & Touche's report dated March 24, 1992 on the Company's financial statements for the year ended December 31, 1991 nor its report dated February 8, 1991 for the year ended December 31, 1990 contained an adverse opinion or a disclaimer of opinion, and neither report was qualified or modified as to uncertainty, audit scope or accounting principles.

     During the Company's fiscal years ended December 31, 1991 and December 31, 1990, and the subsequent interim period, there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which if not resolved to Deloitte & Touche's satisfaction would have caused it to make reference to the subject matter of the disagreement in connection with its report.

     During the Company's fiscal year ended December 31, 1991 and December 31, 1990, and the subsequent interim period: (a) Deloitte & Touche did not advise the Company that there did not exist the internal controls necessary for the Company to develop reliable financial statements; (b) Deloitte & Touche did not advise the Company that information had come to Deloitte & Touche's attention that led it to no longer be able to rely on management's representations, or that made Deloitte & Touche unwilling to be associated with the financial statements prepared by management; (c) Deloitte & Touche did not advise the Company that Deloitte & Touche needed to expand significantly the scope of its audit, or that information had come to Deloitte & Touche's attention during such time period that if further investigated may have (i) materially impacted the fairness or reliability of either a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal periods subsequent to the date of the most recent financial statements covered by an audit report or (ii) cause Deloitte & Touche to be unwilling to rely on management's representations or be associated with the Company's financial statements; and (d) Deloitte & Touche did not advise the Company that information had come to Deloitte & Touche's attention of the type described in subparagraph (c) above, the issue not being resolved to Deloitte & Touche's satisfaction prior to its replacement.

     The Company did not, during its fiscal years ended December 31, 1991 and December 31, 1990, and the subsequent interim period, consult with Ernst & Young regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's financial statements.


   Stockholder Proposals for 1996 Annual Meeting

     Proposals of stockholders intended to be presented at the 1996 Annual Meeting of Stockholders must be received by AAG not later than December 1, 1995 in order to be considered for inclusion in AAG's proxy statement and form of proxy to that meeting. Any such proposal should be communicated in writing to the Secretary of AAG at the address indicated above.


   Annual Report and Form 10-K Report

     An annual report for the year ended December 31, 1994, containing financial and other information about the Company has previously been provided or is being concurrently provided to all stockholders.

     THE COMPANY WILL SEND, WITHOUT CHARGE, A COPY OF ITS 1994 ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS), AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, TO ANY STOCKHOLDER UPON WRITTEN REQUEST. REQUESTS SHOULD BE SENT TO MARK F. MUETHING, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, P. O. BOX 120, CINCINNATI, OHIO 45201-0120.

   Cincinnati, Ohio
   March 24, 1995

                                                                        ANNEX 1
                           AMERICAN ANNUITY GROUP, INC.

                           EMPLOYEE STOCK PURCHASE PLAN

                             (Adopted June 13, 1994)


   (1)    PURPOSE

     The purpose of American Annuity Group, Inc. Employee Stock Purchase Plan (the "Plan") is to enable employees of American Annuity Group, Inc. (the "Company") and its Subsidiaries to acquire or increase ownership interests in the Company on a basis that will encourage them to perform at increasing levels of effectiveness and use their best efforts to promote the growth and profitability of the Company and its Subsidiaries. This is to be done by providing employees a continued opportunity to purchase shares of the Company's Common Stock, One Dollar ($1.00) par value ("Shares"), from the Company through periodic offerings commencing June 1, 1994 or as soon as practicable thereafter (the "Effective Date"). For this purpose, except as otherwise provided in Section (18), the maximum aggregate number of Shares which Participating Employees (defined in Section (4) below) may purchase under the Plan is One Million (1,000,000).

     The Plan is intended to comply with the provisions of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Plan shall be administered, interpreted and construed accordingly.

   (2)    ADMINISTRATION

     (a) The Plan shall be administered by a committee of the Board of Directors designated by the Board of Directors (the "Committee"), consisting of at least Three (3) members, each of whom shall not have been eligible, during the One (1) year period prior to the later of the Effective Date or such member's appointment to the Committee, to receive a right to purchase Shares under this Plan, or to receive stock or an option to purchase stock of the Company or a Subsidiary under any other plan maintained by the Company or a Subsidiary under which such member has been eligible for selection on a discretionary basis. Any member of the Committee who does not satisfy the foregoing requirement shall not serve in his or her capacity as a Committee member for purposes of administration of the Plan until One
   (1) year has elapsed from the date he or she was last eligible to receive such stock or such an option under the Plan or such other plan. If, at any time, there are fewer than Three (3) members of the Committee eligible to serve in such capacity for purposes of administration of the Plan as a result of the preceding sentence or otherwise, the Board of Directors shall appoint One (1) or more members of the Board of Directors, who shall qualify hereunder, to serve as members of the Committee solely for purposes of administration of the Plan. All committee members shall serve, and may be removed, at the pleasure of the Board of Directors.

     (b) For purposes of administration of the Plan, a majority of the members of the Committee (but not less than Two (2)) eligible to serve as such shall constitute a quorum, and any action taken by a majority of such members of the Committee present at any meeting at which a quorum is present, or acts approved in writing by a majority of such members of the Committee, shall be the acts of the Committee.

     (c) Subject to the express provisions of the Plan, the Committee shall have full discretionary authority to interpret the Plan, to issue rules for administering the Plan, to change, alter, amend or rescind such rules, and to make all other determinations necessary or appropriate for the administration of the Plan. All determinations, interpretations and constructions made by the Committee pursuant to this Section shall be final and conclusive. No member of the Board of Directors or the Committee shall be liable for any action, determination or omission taken or made in good faith with respect to the Plan or any right granted hereunder.

     (d) The Committee will engage a bank trust department or other financial institution as agent (the "Agent") to perform custodial and record-keeping functions for the Plan, such as holding record title to the participating employees Share certificates, maintaining an individual investment account for each such employee and providing periodic account status reports to such employees.

     (e) The Committee shall have full discretionary authority to delegate ministerial functions to management of the Company.

   (3)    ELIGIBLE EMPLOYEES

     All employees of the Company, and of such of its Subsidiaries as may be designated for such purpose from time to time by the Committee, shall be eligible to participate in the Plan, provided each of such employees:

     (a) has been employed by the Company or any of its Subsidiaries for at least Three (3) months;

     (b)  is customarily employed for more than Twenty (20) hours per week;

     (c) is customarily employed for more than Five (5) months per calendar year; and

     (d) does not own, immediately after the right to purchase Shares under the Plan is granted, stock possessing Five Percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, a Subsidiary or a parent. In determining stock ownership for purposes of the preceding sentence, the rules of Section 425(d) of the Code shall apply and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

     The term "Subsidiary" as used in the Plan shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing Fifty Percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The term "Parent" as used in the Plan shall mean any corporation (other than the Company) in any unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing Fifty Percent (50%) or more of the total combined voting power of all classes of stock of one of the other corporations in such chain.

     For purposes of this Section, "employment" shall be defined in accordance with the provisions of Section 1.421-7(h) of the Treasury Regulations (or any successor regulations). Employees eligible to participate in the Plan pursuant to the provisions of this Section are hereinafter referred to as "Eligible Employees".

   (4)    ELECTION TO PARTICIPATE

     Each Eligible Employee may participate in the Plan by filing with the Company an election to purchase form (the "Form") authorizing specified regular payroll deductions. Eligible Employees who so elect to participate in the Plan are hereinafter referred to as "Participating Employees". The Form must specify the date on which such deduction is to commence, which may not be retroactive. Payroll deductions may be in any amount, but not less than Ten Dollars ($10.00) per payroll period, specified by the Participating Employee up to Twenty-Five Percent (25%) (or such lower percentage as may be specified by the Committee and made applicable to all Participating employees on a uniform basis) of the Participating Employee's annual rate of base compensation (as defined by the Committee) in effect at the time of his filing of the Form. All regular payroll deductions shall be recorded in a non-interest bearing account which the Company (or the Subsidiary which employs the Participating Employee) shall establish for Participating Employees (the "Payroll Deduction Account").

     All funds recorded in Payroll Deduction Accounts may be used by the Company and its Subsidiaries for any corporate purpose, subject to the right of a Participating Employee to withdraw at any time an amount equal to the balance accumulated in his or her Payroll Deduction Account upon withdrawal from participation in the Plan as described in Section (7) below. Funds recorded in Payroll Deduction Accounts shall not be required to be segregated from any funds of the Company or any of its Subsidiaries.

   (5)    DEDUCTION CHANGES

     A Participating Employee may at any time increase or decrease his or her payroll deduction by filing a new Form. The change may not become effective sooner than the next pay period after receipt of the Form. A payroll deduction change (which shall include any increase or decrease) may not be made more than twice during any calendar year.

   (6)    LIMITATION ON PURCHASE OF SHARES

     No employee may be granted a right to purchase Shares under this Plan, and any other stock purchase plan of the Company and its Subsidiaries and Parent under Section 423 of the Code, at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of the fair market value of such Shares (determined on the date of purchase of the Shares) for each calendar year in which such right is outstanding at any time.

     The foregoing limitation shall be interpreted by the Committee in accordance with applicable rules and regulations issued under the Code.

   (7)    WITHDRAWAL OF FUNDS

     A Participating Employee may at any time prior to a Purchase Date (defined in Section (8) below) and for any reason withdraw from participation in the Plan, in which case the entire balance in his or her Payroll Deduction Account shall be paid to him or her as soon as practicable thereafter. Partial withdrawals will not be permitted.

   (8)    METHOD OF PURCHASE AND INVESTMENT ACCOUNTS

     The term "Payroll  Deduction Period" shall mean  a period of One  (1), Two
   (2) or Three (3) calendar months, as determined by the Committee. The term "Purchase Date" as used in the Plan shall mean the last business day of each Payroll Deduction Period (or as soon as practicable thereafter) commencing after the Effective Date. Each Participating Employee having funds in his or her Payroll Deduction Account on a Purchase Date shall be deemed, without any further action, to have been granted on such Purchase Date, and to have exercised on such Purchase Date, the option to purchase from the Company the number of whole and fractional Shares which the funds in his or her Payroll Deduction Account would purchase at the Purchase Price (as hereinafter defined) on such Purchase Date, subject to the Share limitation in Section
   (1) and the restrictions set forth in Section (6). Such option will be deemed exercised if the Participating Employee does not withdraw such funds prior to the Purchase Date. All Shares so purchased (including fractional Shares) shall be credited to a separate Investment Account established by the Agent for each Participating Employee. The Agent shall hold in its name or the name of its nominee all certificates for Shares purchased until Shares are withdrawn by a Participating Employee pursuant to Section (10) below.

     All cash dividends paid with respect to the whole and fractional Shares in a Participating Employee's Investment Account shall, unless otherwise directed by the Committee, be credited to his or her Investment Account and used, in the same manner as payroll deductions, to purchase additional Shares under the Plan on the next Purchase Date, subject to the Share limitation in Section (1) and the restrictions set forth in Section (6). Shares so purchased shall be added to the Shares held for the Participating Employee in his or her Investment Account.

   (9)    PURCHASE PRICE

     The Purchase Price for each whole or fractional Share shall be Eighty-Five Percent (85%) of the fair market value of such whole or fractional Share on the Purchase Date, provided that the Purchase Price shall in no event be less than the par value of such Share.

     Fair market value shall be the mean of the high and low sales prices of such Shares on the Purchase Date on the New York Stock Exchange Composite Tape (or the principal market in which the Shares are traded, if the Shares are not listed on the New York Stock Exchange on such Date), or, if the Shares shall not have been traded on such Date, the mean of the high and low sales prices of such Shares on the next preceding day on which sales were made.

   (10)   WITHDRAWAL OF CERTIFICATES

     Subject to Sections (13) and (21) below, a Participating Employee shall have the right at any time to withdraw a certificate or certificates for all or a portion of the Shares credited to his or her Investment Account by giving written notice to the Agent, provided, however, that (a) no Participating Employee shall be entitled to receive a certificate for any Share prior to one calendar year after the date that Share was purchased under the Plan, (b) no such request may be made more frequently than once per calendar year and (c) no Participating Employee shall be entitled to receive a certificate for any fractional Share. The Company will pay any stamp taxes imposed in connection with the issuance of any certificate under the Plan.

   (11)   REGISTRATION OF CERTIFICATES

     Each certificate withdrawn by a Participating Employee may be registered only in the name of the Participating Employee, or, if the Participating Employee so indicated on the Participating Employee's Form, in the Participating Employee's name jointly with another person, with right of survivorship. A Participating Employee who is a resident of a jurisdiction which does not recognize such a joint tenancy may have certificates registered in the Participating Employee's name as tenant in common or as community property with another person, without right of survivorship.

   (12)   VOTING

     The Agent shall vote all Shares held in an Investment Account in accordance with the Participating Employee's instructions. To the extent the Agent does not receive instructions with respect to the voting of any Shares held in the Investment Account such Shares shall be voted in the same proportion as the Shares as to which the Agent has received instructions.

   (13)   LIMITATION ON RESALE

     Notwithstanding anything in the Plan to the contrary, no Participating Employee shall be entitled to sell any Share purchased under the Plan (or withdraw any certificate representing any such Share) during the first year following the date of purchase of such Share.

   (14)   RIGHTS ON RETIREMENT, DEATH OR OTHER TERMINATION OF EMPLOYMENT

     In the event of a Participating Employee's retirement, death or other termination of employment, or in the event that a Participating Employee otherwise ceases to be an Eligible Employee, (a) no payroll deduction shall be taken from any pay due and owing to the Participating Employee thereafter, and the balance in the Participating Employee's Payroll Deduction Account shall be paid to the Participating Employee, or in the event of the Participating Employee's death, to his or her designated beneficiary under the Plan (and, if none, then to his or her estate), and
   (b) a certificate for the full Shares credit to the Participating Employee's Investment Account will be forwarded to the Participating Employee (or, in the case of his or her death, such beneficiary or estate) and any fractional Share interest held in such Investment Account will be disposed of and the proceeds, less any selling expenses, will be remitted to the Participating Employee (or, in the case of his or her death, such beneficiary or estate).

   (15)   RIGHTS NOT TRANSFERABLE

     Rights under the Plan are not transferable by a Participating Employee other than by will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by the employee.

   (16)   NO RIGHT TO CONTINUED EMPLOYMENT

     Neither the Plan nor any right granted under the Plan shall confer upon any Participating Employee any right to continuance of employment with the Company or any Subsidiary, or interfere in any way with the right of the Company or Subsidiary to terminate the employment of such Participating Employee.

   (17)   APPLICATION OF FUNDS

     All funds received or held by the Company under this Plan may be used for any corporate purpose.

   (18)   ADJUSTMENT IN CASE OF CHANGES AFFECTING SHARES

     In the event of a subdivision of outstanding Shares, or the payment of a stock dividend, the Share limitation set forth in Section (1) shall be adjusted proportionately, and such other adjustments shall be made as may be deemed equitable by the Committee. In the event of any other change affecting Shares (including any event described in Section 424(a) of the Code), such adjustment shall be made as may be deemed equitable by the Committee to give proper effect to such event, subject to the limitations of
   Section 424 of the Code.

   (19)   AMENDMENT OF THE PLAN

     The Board of Directors may at any time, or from time to time, amend this Plan in any respect, except that, without approval by the shareholders of the Company entitled to cast at least the majority of the total number of votes represented (a quorum being present), no amendment shall be made (i) increasing the maximum aggregate number of Shares which may be purchased by Participating Employees under this Plan other than as provided in Section
   (18) or (ii) changing the designation of employees eligible to participate in the Plan.

   (20)   TERMINATION OF THE PLAN

     The Plan and, except as provided below, all rights of employees under any offering hereunder shall terminate on the earliest of:

     (a) The date that Participating Employees become entitled to purchase a number of Shares greater than the number of Shares remaining available for purchase in accordance with Section (1), as adjusted by Section (18), in which case if the number of Shares so purchasable is greater than the Shares remaining available, the available Shares shall be allocated by the Committee among such Participating Employees on a pro rata basis;

     (b)  Any date selected by the Board of Directors in its discretion; or

     (c)  The date set forth in Section 25(b) of this Plan.

     Upon termination of this Plan (i) all amounts in the Payroll Deduction Accounts of Participating Employees shall be carried forward into the Participating Employee's Payroll Deduction Account under a successor plan, if any, or promptly refunded, (ii) all certificates for the full Shares credited to a Participating Employee's Investment Account shall be forwarded to him or her and (iii) any fractional Share interest held in a Participating Employee's Investment Account shall be disposed of and the proceeds, less any selling expenses, shall be remitted to him or her.

     The Board of Directors shall have the right to suspend the Plan at any time.

   (21)   GOVERNMENTAL REGULATIONS

     (a) Anything contained in this Plan to the contrary notwithstanding, the Company shall not be obligated to sell or deliver any Shares or certificates under this Plan unless and until the Company is satisfied that such sale or delivery complies with (i) all applicable requirements of the New York Stock Exchange (or the governing body of the principal market in which such Shares are traded, if such Shares are not then listed on that Exchange), (ii) all applicable provisions of the Securities Act of 1933 and (iii) all other laws or regulations by which the Company is bound or to which the Company is subject.

     (b) The Company (or a Subsidiary) may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes which it determines it may be required to withhold or pay in connection with any Shares. The obligation of the Company to deliver certificates under this Plan is conditioned upon the satisfaction of the provisions set forth in the preceding sentence.

   (22)   SOURCE OF SHARES

     Shares to be purchased from the Company under the Plan shall be (a) previously acquired treasury Shares or (b) authorized but unissued Shares. Notwithstanding anything to the contrary in this Plan, if and to the extent authorized by the Committee, the Agent may make purchases of Shares on behalf of Participating Employees under the Plan through market transactions rather than purchases from the Company.

   (23)   REPURCHASE OF SHARES

     The Company shall not be required to repurchase from any Participating Employee any Shares which such Participating Employee acquires under the Plan.

   (24)   EXPENSES OF MAINTAINING PLAN

     Except as provided in this Section, the Company shall be responsible for all expenses of operating the Plan. If Shares are purchased through market transactions as permitted by Section 22, all commissions and other expenses of purchasing such shares shall be paid by Participating Employees and included in the Calculation of fair market value of the Shares so purchased. All commissions and other expenses of selling any Shares acquired pursuant to the Plan shall be paid by the Participating Employee whose shares are sold.

   (25)   EFFECTIVE DATE; DURATION

     (a) Effective Date. The Plan shall become effective upon the date of its adoption by the Board provided that the Plan is approved and adopted by the holders of a majority of the outstanding shares of stock of the Company entitles to vote hereon at the next annual meeting of stockholders held after the date the Plan is adopted by the Board. If the Plan shall not be subsequently approved and adopted by the shareholders of the Company as specified herein, the Plan shall be null and void and any obligation pursuant to the subsequent attempted purchase of Shares shall not be binding upon the Company. In such event, all funds in any Payroll Deduction Account shall be returned to the Participating Employees. To the extent a
   Participating Employee has already purchased and paid for any Shares received under the Plan, the Shares may retain the ownership of said Shares.

     (b) Duration. Unless earlier terminated by the Board or the Committee pursuant to the provisions of the Plan, the Plan shall terminate on the tenth anniversary of its effective date as hereinbefore specified. No Shares shall be purchased under the Plan after such termination date.

                           AMERICAN ANNUITY GROUP, INC.
                             Proxy for Annual Meeting


   Registration Name and Address




   The undersigned hereby appoints William J. Maney and Mark F. Muething and each of them, proxies of the undersigned, each with the power of substitution, to vote all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of American Annuity Group, Inc. to be held on May 23, 1995 at 10:00 a.m., Eastern Daylight Savings Time, and any adjournment of such meeting.

        The Board of Directors recommends a vote FOR each of the following
   Proposals:

   1.          Election of Directors

               / /  FOR AUTHORITY to elect the     / /  WITHHOLD AUTHORITY to
                 nominees listed below (except       vote for every nominee
                 those whose names have been         listed below
                 crossed out)

               Robert A. Adams     John T. Lawrence     William R. Martin
               A. Leon Fergenson   Carl H. Lindner      Alfred W. Martinelli
               Ronald G. Joseph    S. Craig Lindner     Ronald F. Walker

   2.          Approval of the AAG Employee Stock Purchase Plan.
               / /  FOR        / /  AGAINST        / /  ABSTAIN

   3. Approval of an amendment to the 1993 Stock Appreciation Rights Plan to increase the maximum number of SARs to be granted from 1,500,000 to 2,000,000.
               / /  FOR        / /  AGAINST        / /  ABSTAIN




   DATE: ___________________, 1995     SIGNATURE:_____________________________

                                       SIGNATURE:_______________________________
                                       (if  held  jointly) Important:    Please
                                       sign  exactly  as  name  appears  hereon
                                       indicating,   where   proper,   official
                                       position or representative capacity. In case of joint holders, all should sign.

      This proxy when properly executed will be voted in the manner dictated herein by the above signed shareholder. If no direction is made, this proxy
   will be  voted FOR each Proposal.   To vote your shares,  please mark, sign,
   date and return this proxy form using the enclosed envelope.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.